Exhibit 107
Calculation of Filing Fee Tables
Form 424B2
(Form Type)
MidCap Financial Investment Corporation
(Name of Registrant as Specified in its Charter)
Table 1: Newly Registered Securities

	Security Type	Security Class Title	Fee Calculation Rule	Amount Registered (1)	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price (1)	Fee Rate	Amount of Registration Fee (2)	Carry Forward Form Type	Carry Forward File Number	Carry Forward Initial effective date	Filing Fee Previously Paid In Connection with Unsold Securities to be Carried Forward

Newly Registered Securities

Fees to Be Paid	Equity	Common Stock, par value $0.001 per share	457(o)			$200,000,000.00	0.00014760	$29,520.00

Fees Previously Paid	N/A	N/A	N/A	N/A	N/A	N/A		N/A

	Total Offering Amounts					$200,000,000.00		$29,520.00

	Total Fees Previously Paid							$0.00

	Total Fee Offsets							$0.00

	Net Fee Due							$29,520.00

(1)
This registration fee is calculated in accordance with Rule 457(o) under the Securities Act of 1933, as amended (the “Securities Act”), based on the proposed maximum aggregate offering price, and Rules 456(b) and 457(r) under the Securities Act of 1933, as amended. In accordance with Rules 456(b) and 457(r) under the Securities Act, MidCap Financial Investment Corporation (the “Company”) initially deferred payment of all of the registration fees for Registration Statement
No. 333-271227.
These “Calculation of Filing Fee Tables” shall be deemed to update the “Calculation of Filing Fee Tables” table in the Company’s Registration Statement on Form
N-2
(File
No. 333-271227),
which was filed on April 12, 2023.